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                                             Exhibit 4


                         LEGG MASON, INC.
                       AMENDED AND RESTATED
                   EMPLOYEE STOCK PURCHASE PLAN
                        (As Amended 1995)



          1.   PURPOSE OF PLAN
               The purpose of the Legg Mason, Inc. Employee Stock Purchase Plan (the "Plan") is to provide an opportunity for eligible employees of Legg Mason, Inc. (the "Company") and its subsidiaries (the Company and each of its subsidiaries being sometimes hereinafter referred to as the "Employer") to purchase shares of the Company's Common Stock through regular payroll deductions.
          2.   SHARES SUBJECT TO THE PLAN
               Subject to adjustment as provided in Section 16, the number of shares of Common Stock which may be purchased by participants under the Plan commencing with purchases made from and after completion of the purchase of the 625,000 shares (as adjusted pursuant to Section 16) authorized by the Plan as adopted in December 1987 shall be 1,000,000 shares.
          3.   ADMINISTRATION
               3.1 The Plan will be administered by a committee (the "Committee") consisting of at least three members of the Board of Directors of the Company, none of whom shall be eligible to participate in the Plan. Members of the Committee shall be appointed, and may be removed, by the affirmative vote of a majority of the entire Board of Directors. No member of the

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Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.
               3.2 Subject to the provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons.


          4.   ELIGIBLE EMPLOYEES
               Any regular employee of the Company or any of its subsidiaries who has reached the age of majority in the state in which he resides will be eligible to participate in the Plan. A "regular employee" is any employee who is regularly scheduled to work twenty-five or more hours per week, and who fills an authorized, non-temporary position. No member of the Board of Directors who is not an employee of the Company or a subsidiary or who is a member of the Committee will be eligible to participate.
          5.   PARTICIPATION
               An eligible employee may enroll as a participant in the Plan by completing and signing a payroll deduction authorization form and forwarding the completed form to his Employer. Enrollment will become effective as soon as practicable following receipt of the form by the Employer. The form will state the whole percentage of salary or wages to be

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deducted regularly from the employee's pay and will authorize the purchase of stock for him in each Payment Period (as defined in Section 6 hereof) in accordance with the terms of the Plan.

          6.   PAYMENT PERIODS AND EMPLOYEE CONTRIBUTIONS
               6.1 Each calendar month shall be a Payment Period during which payroll deductions will be accumulated under the Plan. Each Payment Period includes only regular paydays falling within it. The Committee, in its discretion, may establish other Payment Periods for designated classes of participating employees.
               6.2  A participant may authorize payroll
deductions in a whole percentage amount of not less than 1% and not more than 10% of compensation received during a Payment Period. For purposes of the Plan, compensation shall be deemed to include wages, salary, commissions, bonuses and overtime pay. A participant may not contribute amounts to purchase stock under the Plan in any manner other than by payroll deductions.
               6.3 The total amount of payroll deductions for a participant during any calendar year may not exceed $25,000.
               6.4 A participant may at any time (but in no event more than once during any calendar year) increase or decrease his payroll deduction by completing and forwarding a new payroll deduction authorization form to the Employer in accordance with Section 5. The change may not become effective sooner than the next Payment Period.

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          7.   EMPLOYER CONTRIBUTIONS
               Each Employer will contribute an amount equal to 5% of the amount of each of its participating employee's monthly payroll deductions. The Board of Directors of the Company may at any time increase or decrease the amount of the Employer contribution. Neither the Employer's contribution nor any payment of costs by the Employer under this Plan shall constitute a part of base earnings, compensation or salary of an employee for purposes of determining wage scales, insurance, pension benefits or other employee benefits.
          8.   METHOD OF OPERATION
               8.1 The Committee will designate a bank, broker-dealer or other firm as Agent to maintain accounts in the names of the participants and to effect purchases and sales of shares of the Company's Common Stock through registered broker-dealers. The Agent shall be subject to removal by action of the Committee at any time.
               8.2 The Employer will pay brokerage commissions, if any, and other charges with respect to purchases made under the Plan and reinvestment of dividends under the Plan. Brokerage commissions, if any, and other charges in connection with sales will be payable by the participant. Commissions under the Plan will be determined by negotiation between the Agent and the brokers through which the Agent effects purchases and sales of the Company's Common Stock.

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               8.3  The Employer will deduct funds from each
participant's salary as authorized and, as promptly as practicable after the end of each Payment Period, forward the total of the amounts deducted for all participants, together with the Employer's contribution, to the Agent at such address as is designated in writing by the Agent, together with a list of participants and the amounts applicable to the account of each participant.
               8.4 The Company, and any of its subsidiaries with the consent of the Company, may advance payroll deductions or Employer contributions, or both, on behalf of any other subsidiary.
               8.5 Upon receipt of funds from the Employer, the Agent will, as promptly as practicable, cause to be purchased for the participants as many whole and fractional shares of Common Stock of the Company as such funds will permit. The amount of stock purchased will depend upon the market price of the Company's Common Stock at the time such purchases are made. Such purchases shall be allocated by the Agent, at the average cost thereof, to the participants' accounts in proportion to the respective amount received for each participant. Allocations will be made in full shares and in fractional shares to the thousandth of a share.
          9.   PARTICIPANT'S ACCOUNT WITH THE AGENT
               9.1 Shares purchased pursuant to the Plan will be held in the custody of the Agent. The Agent may hold in nominee

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or street name certificates for shares purchased pursuant to the
Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants.
               9.2 The participant may at any time, by prior written notice, instruct the Agent to effect the sale of all of the whole shares held in his account. The participant may also, by prior written notice, instruct the Agent to sell less than all of the whole shares in his account, but such partial sales will be permitted not more than once during any calendar year. All sales shall be made through such brokerage firm or firms as may be selected by the Agent. Upon receipt of the proceeds of the sale from one or more broker-dealers, the Agent will mail the participant a check for such proceeds, less the brokerage commission, if any, and any transfer taxes, registration fee or other charges incurred in connection with the sale.
               9.3 Each participant's account will be credited, without charge to the participant, with all dividends in respect of the whole shares and fractional shares held in the account. Cash dividends will automatically be reinvested in shares of the Company's Common Stock as promptly as practicable following the Agent's receipt of such dividends.
               9.4 The Agent will deliver to each participant a quarterly statement reflecting the amount of payroll deductions and Employer contributions for the prior calendar quarter, the number of whole and fractional shares purchased for the

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participant's account during such quarter, the average price per share of all stock purchased for the participant's account during such quarter, and the number of whole and fractional shares held in the account at the end of such quarter.
          10.  TERMINATION OF PAYROLL DEDUCTIONS
               10.1 A participant may voluntarily terminate payroll deductions under the Plan at any time by delivering written notice to his Employer. As soon as practicable following receipt of such notice, the Employer will instruct the Agent to deliver to the participant a stock certificate representing the number of whole shares credited to his account, together with a check representing the net proceeds from the sale of any fractional interest in shares.

               10.2 A participant who terminates deductions under the Plan shall be deemed to have withdrawn from the Plan and may thereafter re-enter the Plan by following the procedure set forth in Section 5 hereof, provided that no employee may withdraw from and re-enter the Plan more than once during any six-month period.
         11.  STOCK CERTIFICATES; FRACTIONAL SHARES
               Stock certificates representing shares purchased under the Plan will be issued to participants only upon their written request (which may be made not more than once during any six-month period) or at the time of termination of the Plan or upon a participant's termination of payroll deductions under the Plan. Certificates will be issued only for whole numbers of shares.

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          12.  NO TRANSFER OR ASSIGNMENT OF PARTICIPANT'S RIGHTS
No right or interest of any participant in any payroll deductions, Employer contributions, Employer payment of commissions or fees nor any other interest of participants or obligations of any Employer under this Plan may be assigned or transferred by participants in whole or in part, whether directly or by operation of law or otherwise.
          13.  WITHHOLDING TAXES
               All withholding taxes payable with respect to contributions by any Employer under this Plan will be deducted from the balance of the participant's compensation and will not reduce the remittance to the Agent on his behalf.
          14.  TERMINATION OF PARTICIPANT'S RIGHTS
               A participant's rights under the Plan will terminate immediately upon his retirement, resignation, discharge, death or other termination of employment, or upon the participant ceasing to be a "regular employee" as defined in
Section 4 hereof. An authorization of termination of rights under the Plan will be considered as having been received from the employee on the date his employment ceases or he ceases to be a regular employee. As soon as practicable following such date, the Agent will deliver to the participant a stock certificate representing the number of whole shares held in the participant's account, together with a check representing the net proceeds from the sale of any fractional shares.

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           15.  RIGHTS AS A STOCKHOLDER
               15.1 None of the rights or privileges of a stockholder of the Company shall exist with respect to shares purchased under this Plan unless and until a stock certificate representing such shares shall have been issued to the nominee for each participant or directly to the participant. In the case of shares held in the name of the nominee holder, such rights and privileges shall only inhere indirectly to the participant as a beneficial owner, and the Company shall be entitled to treat the nominee as the record owner of such shares.
               15.2 The Agent will deliver to each participant as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies or other material distributed by the Company to its stockholders. The whole shares in each participant's account will be voted by the Agent in accordance with the participant's signed proxy instructions duly delivered to the Agent. There will be no charge to the participants in connection with such notices, proxies or other material.
          16.  ADJUSTMENT IN CASE OF CHANGES AFFECTING COMMON
          STOCK

               If the outstanding shares of Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the Committee shall make an appropriate adjustment in the number and kind of shares subject to this Plan. The determination of

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the Committee as to the terms of any such adjustment shall be conclusive.

          17.  AMENDMENT OF THE PLAN
               The Board of Directors may at any time, or from time to time, amend this Plan in any respect; provided, however, that without the prior approval of the holders of a majority of the shares of Common Stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing or decreasing the number of shares covered by the Plan (other than as provided in Section 16) or (ii) materially modifying the eligibility requirements for participation in the Plan.
          18.  TERMINATION OF THE PLAN
               18.1 The Board of Directors may terminate the Plan at any time, provided that such termination shall not impair the rights of participants outstanding at the time of termination. The Plan will in any event terminate at such time as the accumulated payroll deductions of participants are sufficient to purchase a number of shares equal to or greater than the number of shares remaining available for purchase under the Plan.
               18.2 If at any time shares remain available for purchase within the number of shares authorized under the Plan, but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be allocated by the Committee. Upon termination of this Plan all funds in the

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accounts of participating employees not applied to the purchase of shares hereunder shall be promptly refunded.
          19.  PAYMENT OF EXPENSES RELATED TO THE PLAN
               The Company will bear all costs of administering and carrying out the Plan. Neither the Company nor any other Employer will pay any expenses, commissions or taxes in connection with sales of shares by the Agent at the request of the participant. Expenses payable by the participant in connection with any such sale shall be deducted from the proceeds of sale prior to remittance to the participant.
          20.  NO RIGHT TO CONTINUED EMPLOYMENT
               The Plan and any right to purchase shares under the Plan shall not confer upon any employee any right to continuance of employment by the Company or any subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any subsidiary to terminate an employee's employment at any time.
          21.  EFFECTIVE DATE
               The operation of this Plan shall commence as of such date as the Plan receives all necessary governmental approvals, including registration under the Securities Act of 1933 of the shares of Common Stock subject to the Plan.